                                                                       EXHIBIT 4


                          LOCKHEED MARTIN CORPORATION
                          ---------------------------
                DIVESTED BUSINESS DEFERRED MANAGEMENT INCENTIVE
                -----------------------------------------------
                               COMPENSATION PLAN
                              ------------------

                          (Adopted December 2, 1999)



                                   ARTICLE I
                                   ---------

                             PURPOSES OF THE PLAN
                             --------------------

          The purposes of the Lockheed Martin Corporation Divested Business Deferred Management Incentive Compensation Plan (the "DBDMICP") are to provide certain key management employees who have deferred amounts under the Deferred Management Incentive Compensation Plan ("DMICP") and who are employed in a business unit of Lockheed Martin Corporation (the "Company") that has been identified as a possible candidate for divestiture the opportunity to defer receipt of DMICP accounts that would otherwise become payable following a divestiture. Except as expressly provided hereinafter, the provisions of this DBDMICP and the DMICP shall be construed and applied independently of each other.

          The DBDMICP applies solely to amounts that have been deferred under the DMICP and expressly does not apply to any special awards which may be made under any of the Company's other incentive plans, except and to the extent specifically provided under the terms of such other incentive plans and the relevant awards.

                                  ARTICLE II
                                  ----------

                                  DEFINITIONS
                                  -----------

          Unless the context indicates otherwise, the following words and phrases shall have the meanings hereinafter indicated:

          1. ACCOUNT -- The bookkeeping account maintained by the Company for each Participant which is credited with the Participant's Deferred Compensation and earnings (or losses) attributable to the investment options selected by the Participant, and which is debited to reflect distributions and forfeitures; the portions of a Participant's Account allocated to different investment options will be accounted for separately.

          2. ACCOUNT BALANCE -- The total amount credited to a Participant's Account at any point in time, including the portions of the Account allocated to each investment option.

          3. BENEFICIARY -- Unless a Participant designates otherwise on a form provided by the Company which is on file with the Company before the Participant's death, the same person or persons (including a trust or trusts) validly designated by a Participant under the DMICP to receive distributions of the Participant's DMICP account balance, if any, upon the Participant's death. In the absence of a valid designation, or if the designated Beneficiary fails to survive the Participant, the Beneficiary shall be the Participant's estate. A Participant may amend his or her Beneficiary designation at any time by filing another Beneficiary designation with the Company before the Participant's death.

          4.   BOARD -- The Board of Directors of Lockheed Martin Corporation.

          5.   COMMITTEE -- The committee described in Section 1 of Article
VIII.

          6.   COMPANY -- Lockheed Martin Corporation and its subsidiaries.

          7. COMPANY STOCK INVESTMENT OPTION -- The investment option under which the amount credited to a Participant's Account will be based on the market value and investment return of the Company's Common Stock.

          8. DEFERRAL AGREEMENT -- The written agreement executed by an Eligible Employee on the form provided by the Company under which the Eligible Employee elects to defer his or her DMICP account balance under this DBDMICP.

          9. DEFERRED COMPENSATION -- The amount credited to a Participant's Account under the DBDMICP.

          10. DIVESTITURE - A transaction which results in (i) the transfer of control of the business unit divested to any person, corporation, association, partnership, joint venture or other business entity of which less than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled, directly or indirectly, by the Company, one or more of the Company's subsidiaries or a combination thereof,
(ii) the Eligible Employee's employment continuing with such divested business unit or being transferred from the Company to the other party to the Divestiture; and (iii) the other party does not assume the liability for the outstanding account balances in the DMICP of the Eligible Employees employed by the business operation divested.

          11. DIVESTITURE CANDIDATES - The business units of the Corporation that have been identified as possible candidates for divestiture and whose employees have been identified as eligible for this DBDMICP by the Vice President, Human Resources.

          12. DMICP -- The Lockheed Martin Corporation Deferred Management Incentive Compensation Plan, adopted by the Board on July 27, 1995, as subsequently amended..

          13. ELIGIBLE EMPLOYEE -- An employee of the Company who is a participant in the DMICP, who is employed by a Divestiture Candidate and who has satisfied such additional requirements for participation in this DBDMICP as the Committee may from time to time establish. In the exercise of its authority under this provision, the Committee shall limit participation in the Plan to employees whom the Committee believes to be a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

          14.  EXCHANGE ACT -- The Securities Exchange Act of 1934.


          15. INTEREST OPTION -- The investment option under which earnings will be credited to a Participant's Account based on the interest rate applicable under Cost Accounting Standard 415, Deferred Compensation.

          16. PARTICIPANT -- An Eligible Employee who has elected to defer his or her account under this DBDMICP and for whom such account has been deferred under this DBDMICP.

          17. PAYMENT DATE -- Means, as to any Participant, the January 15 or July 15 on or about on which payment to the Participant is to begin in accordance with the Participant's election made pursuant to Section 2 of Article V.

          18. SECTION 16 PERSON -- A Participant who at the relevant time is subject to the reporting and short-swing liability provisions of Section 16 of the Securities Exchange Act of 1934.

          19. SUBSIDIARY -- Means, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporation), is owned or controlled (directly or indirectly) by that person, or by one or more of the Subsidiaries of that person, or by a combination thereof.

          20. TRADING DAY -- A day upon which transactions with respect to Company Common Stock are reported in the consolidated transaction reporting system.

                                  ARTICLE III
                                  -----------

                          ELECTION OF DEFERRED AMOUNT
                          ---------------------------

          1.   Timing of Deferral Elections.  An Eligible Employee may elect to
               ----------------------------
defer his or her account balances in the DMICP under this DBDMICP by executing and delivering to the Company a Deferral Agreement during a period of time as designated by the Vice President, Human Resources as the election period applicable to Eligible Employees of a particular Divestiture Candidate, provided that any election by a Section 16 Person shall be subject to the provisions of Section 4 of Article IV. An Eligible Employee's Deferral Agreement shall be irrevocable when delivered to the Company.

          2.   Amount of Deferral Elections.  An Eligible Employee's deferral
               ----------------------------
election under this DBDMICP will apply to the entire balance of such Eligible Employee's DMICP account.

                                  ARTICLE IV
                                  ----------

                             CREDITING OF ACCOUNTS
                             ---------------------

          1.   Crediting of Deferred Compensation.  A Participant's account
               ----------------------------------
balance in the DMICP that has been deferred under this DBDMICP in accordance with Article III shall be credited to a Participant's Account as of the day on which such balance would have been paid to the Participant if no Deferral Agreement had been made.

          2.   Crediting of Earnings.  Earnings shall be credited to a
               ---------------------
Participant's Account based on the investment option or options to which the Account has been allocated, beginning with the day as of which Deferred Compensation (or any reallocation under Section 4 or 5 of Article IV) is credited to the Participant's Account. Any amount distributed from a Participant's Account shall be credited with earnings through the last day of the month preceding the month in which a distribution is to be made pursuant to the Participant's election as set forth in Article V. The earnings credited under each of the investment options shall be determined as follows:

               (a)  Interest Option:  The portion of a Participant's Account
                    ---------------
          allocated to the Interest Option shall be credited with interest, compounded monthly, at a rate equivalent to the then published rate for computing the present value of future benefits at the time cost is assignable under Cost Accounting Standard 415, Deferred Compensation, as determined by the Secretary of the Treasury on a semi-annual basis pursuant to Pub. L. 92-41, 85 Stat. 97.

               (b)  Company Stock Investment Option:  The portion of a
                    -------------------------------
          Participant's Account allocated to the Company Stock Investment Option shall be credited as if such amount had been invested in the Company's Common Stock at the published closing price of the Company's Common Stock on the last Trading Day preceding the day as of which Deferred Compensation (or any reallocation under Section 4 or 5 of Article IV) is credited to the Participant's Account; this portion of the Participant's Account Balance shall reflect any subsequent appreciation or depreciation in the market value of the Company's Common Stock based on the closing price of the stock on the New York Stock Exchange on the last Trading Day of each month and shall reflect dividends on the Company's Common Stock as if such dividends had been reinvested in the Company's Common Stock.

               (c)  Interest Crediting For Late Payments:  Notwithstanding the
                    ------------------------------------
          investment option to which a Participant's Account has been allocated, in the event payment does not commence by the last day of the month in which the Payment Date occurs, earnings shall be credited on the Participant's entire Account from the last day of the month preceding the Payment Date to the last day of the month preceding the actual commencement of payment at the rate set forth under Section 2(a) of this Article IV. Interest credited under this Section 2(c) of this
          Article IV shall be paid on the date payment under the Plan first commences.

          3.   Selection of Investment Options.  Except as otherwise provided in
               -------------------------------
this DBDMICP, a Participant's investment selections under this DBDMICP shall be the same as his or her selections under the DMICP, so that any amounts credited to the Company Stock Investment Option under the DMICP shall be credited to Company Stock Investment Option under this DBDMICP and any amounts credited to the Interest Option under the DMICP shall be credited the Interest Option under this DBDMICP. A Participant's investment selections shall be irrevocable with respect to amounts deferred, and no subsequent reallocations shall be made except in accordance with Article IV, Section 5.

          4.   Special Rules for Section 16 Persons. Notwithstanding any other
               ------------------------------------
provision in this DBDMICP, no amount shall be distributed to a Section 16 Person under this DBDMICP unless the amount was allocated to the Participant's Account at least six months prior to the date of distribution or no portion of the Participant's Account was allocated to the Company Stock Investment Option.

          5.   Reallocations to Interest Option.  If benefit payments to a
               --------------------------------
Participant or Beneficiary are to be paid or commenced to be paid over a period that extends more than six months after the date of a Divestiture in a business unit in which a Participant is employed or the Participant's death, the Participant or Beneficiary, as applicable, may elect irrevocably at any time after the Divestiture or the Participant's death and before the commencement of benefit payments to have the portion of the Participant's Account that is allocated to the Company Stock Investment Option reallocated to the Interest Option. A reallocation under this Section 5 shall take effect as of the first day of the month following the month in which an executed reallocation election is delivered to the Company, but in the case of a Section 16 Person not earlier than the first day of the seventh month following the month in which the reallocation election is delivered to the Company.

                                   ARTICLE V
                                   ---------

                              PAYMENT OF BENEFITS
                              -------------------

          1.   General. The Company's liability to pay benefits to a Participant
               -------
or Beneficiary under this DBDMICP shall be measured by and shall in no event exceed the Participant's Account Balance. Except as otherwise provided in this DBDMICP, a Participant's Account Balance shall be paid to him in accordance with the Participant's elections under Sections 2 and 3 of this Article, and such elections shall be continuing and irrevocable. All benefit payments shall be made in cash and, except as otherwise provided, shall reduce allocations to the Interest Option and the Company Stock Investment Option in the same proportions that the Participant's Account Balance is allocated between those investment options at the end of the month preceding the date of distribution.

          2.   Election for Commencement of Payment.  At the time a Participant
               ------------------------------------
first completes a Deferral Agreement, he or she shall elect from among the following options governing the date on which the payment of benefits shall commence:

               (A) Payment to begin on or about the January 15th or July 15th next following the first anniversary of the closing of a Divestiture which results in the Participant's termination of employment with the Company.

               (B) Payment to begin on or about the January 15th or July 15th next following the second anniversary of the closing of a Divestiture which results in the Participant's termination of employment with the Company.

               (C) Payment to begin on or about the January 15th or July 15th next following the third anniversary of the closing of a Divestiture which results in the Participant's termination of employment with the Company.

               (D) Payment to begin on or about the January 15th or July 15th next following the fourth anniversary of the closing of a Divestiture which results in the Participant's termination of employment with the Company.

               (E) Payment to begin on or about the January 15th or July 15th next following the fifth anniversary of the closing of a Divestiture which results in the Participant's termination of employment with the Company.

The time for commencement of payment elected by a Participant shall apply to amounts deferred under the DBDMICP notwithstanding any election made by the Participant for commencement of payments under the DMICP.

          3.   Election for Form of Payment.  The form of payments applicable to
               ----------------------------
a Participant's Account Balance shall be the form of payment elected by the Participant under the DMICP. Such payment shall begin at the time elected by the Participant under Article V, Section 2 and the form of payment will be governed by Article V, Section 3. In the case of an installment payment election, the amount of each annual payment shall be determined by dividing the Participant's Account Balance at the end of the month prior to such payment by the number of years remaining in the designated installment period. The installment period may be shortened, in the sole discretion of the Committee, if the Committee at any time determines that the amount of the annual payments that would be made to the Participant during the designated installment period would be too small to justify the maintenance of the Participant's Account and the processing of payments.

          4.   Lack of Effect if Employment is Not Terminated Due to a
               -------------------------------------------------------
Divestiture or Liability for DMICP Accounts is Assumed by Another Party.
------------------------------------------------------------------------
Notwithstanding an Eligible Employee's payment elections under Sections 2 and 3, if the employment of an Eligible Employee who makes an election under Article III is not transferred to the other party in a Divestiture for which the election was made or the other party to a divestiture assumes the liability for the outstanding account balances in the DMICP of the Eligible Employees employed by the business operation divested, the Eligible Employee's election under
Article II will be null and void and his or her account balance under the DMICP shall continue to be governed by the terms of the DMICP.

          5.   Death Benefits. Upon the death of a Participant before a complete
               --------------
distribution of his or her Account Balance, the Account Balance will be paid to the Participant's Beneficiary in accordance with the payment elections applicable to the Participant. If a Participant dies before the payment of benefits has commenced, payments to the Beneficiary shall commence on the date payments to the Participant would have commenced under Article V. Whether the Participant dies before or after the commencement of distributions, payments to the Beneficiary shall be made for the period or remaining period elected by the Participant.

          6.   Early Distributions in Special Circumstances.  Notwithstanding a
               --------------------------------------------
Participant's payment elections under Sections 2 and 3 of this Article V, a Participant or Beneficiary may request an earlier distribution in the following limited circumstances:

               (a)  Hardship Distributions. Subject to the last sentence of this
                    ----------------------
          Section 6(a) with respect to Section 16 Persons, the Committee shall have the power and discretion at any time to approve a payment to a Participant if the Committee determines that the Participant is suffering from a serious financial emergency caused by circumstances beyond the Participant's control which would cause a hardship to the Participant unless such payment were made. Any such hardship payment will be in a lump sum and will not exceed the lesser of (i) the amount necessary to satisfy the financial emergency (taking account of the income tax liability associated with the distribution), or (ii) the Participant's Account Balance. In the event that a Section 16 Person seeks a hardship withdrawal under this Section 6(a), the distribution will be made first out of the portion of the Participant's Account, if any, allocated to the Interest Option; if the hardship distribution cannot be satisfied in full out of amounts allocated to the Interest Option, no distribution will be made from the portion of the Participant's Account allocated to the Company Stock Investment Option until the seventh month following the month in which such amount was credited to the Participant's Account.

               (b)  Withdrawal with Forfeiture.  A Participant may elect at any
                    --------------------------
          time to withdraw ninety percent (90%) of the amount credited to the Participant's Account. If such a withdrawal is made, the remaining ten percent (10%) of the Participant's Account shall be permanently forfeited. In the event that a Section 16 Person seeks a withdrawal under this Section 6(b), any portion of the Section 16 Person's Account allocated to the Company Stock Investment Option will not be subject to distribution or forfeiture until the seventh month following the month in which such amount was credited to the Participant's Account, which election shall be irrevocable when made; any portion of the Section 16 Person's Account allocated to the Interest Option will be subject to immediate distribution and forfeiture; the ten percent forfeiture shall be separately applied to each such portion of the Section 16 Person's Account at the time of distribution.

               (c)  Death or Disability. In the event that a Participant dies or
                    -------------------
          becomes permanently disabled before the Participant's entire Account Balance has been distributed, the Committee, in its sole discretion, may modify the timing of distributions from the Participant's Account, including the commencement date and number of distributions, if it concludes that such modification is necessary to relieve the financial burdens of the Participant or Beneficiary.

          7.   Acceleration upon Change in Control.
               -----------------------------------

               (a) Notwithstanding any other provision of the DBDMICP, the Account Balance of each Participant shall be distributed in a single lump sum within fifteen (15) calendar days following a "Change in Control" of the Company.

               (b) For purposes of this DBDMICP, a Change in Control shall include and be deemed to occur upon the following events:

                    (1) A tender offer or exchange offer is consummated for the ownership of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote in the election of directors of the Company.

                    (2) The Company is merged, combined, consolidated, recapitalized or otherwise reorganized with one or more other entities that are not Subsidiaries and, as a result of the merger, combination, consolidation, recapitalization or other reorganization, less than 75% of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be owned in the aggregate by the stockholders of the Company (directly or indirectly), determined on the basis of record ownership as of the date of determination of holders entitled to vote on the action (or in the absence of a vote, the day immediately prior to the event).

                    (3) Any person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company.

                    (4) At any time within any period of two years after a tender offer, merger, combination, consolidation, recapitalization, or other reorganization or a contested election, or any combination of these events, the "Incumbent Directors" shall cease to constitute at least a majority of the authorized number of members of the Board. For purposes hereof, "Incumbent Directors" shall mean the persons who were members of the Board immediately before the first of these events and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least three-fourths of the Board members who were then Board members (or successors or additional members so elected or nominated).

                    (5) The stockholders of the Company approve a plan of liquidation and dissolution or the sale or transfer of substantially all of the Company's business and/or assets as an entirety to an entity that is not a Subsidiary.

               (c) Notwithstanding the provisions of Section 7(a), if a distribution in accordance with the provisions of Section 7(a) would result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act with respect to any Section 16 Person, then the date of distribution to such Section 16 Person shall be delayed until the earliest date upon which the distribution either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

               (d) This Section 7 shall apply only to a Change in Control of Lockheed Martin Corporation and shall not cause immediate payout of Deferred

          Compensation in any transaction involving the Company's sale, liquidation, merger, or other disposition of any subsidiary.

               (e) The Committee may cancel or modify this Section 7 at any time prior to a Change in Control. In the event of a Change in Control, this Section 7 shall remain in force and effect, and shall not be subject to cancellation or modification for a period of five years, and any defined term used in Section 7 shall not, for purposes of Section 7, be subject to cancellation or modification during the five year period.

          8.   Deductibility of Payments.  In the event that the payment of
               -------------------------
benefits in accordance with the Participant's elections under Sections 2 and 3 would prevent the Company from claiming an income tax deduction with respect to any portion of the benefits paid, the Committee shall have the right to modify the timing of distributions from the Participant's Account as necessary to maximize the Company's tax deductions. In the exercise of its discretion to adopt a modified distribution schedule, the Committee shall undertake to have distributions made at such times and in such amounts as most closely approximate the Participant's elections, consistent with the objective of maximum deductibility for the Company. The Committee shall have no authority to reduce a Participant's Account Balance or to pay aggregate benefits less than the Participant's Account Balance in the event that all or a portion thereof would not be deductible by the Company.

          9.   Change of Law.  Notwithstanding anything to the contrary herein,
               -------------
if the Committee determines in good faith, based on consultation with counsel, that the federal income tax treatment or legal status of the Plan has or may be adversely affected by a change in the Internal Revenue Code, Title I of the Employee Retirement Income Security Act of 1974, or other applicable law or by an administrative or judicial construction thereof, the Committee may direct that the Accounts of affected Participants or of all Participants be distributed as soon as practicable after such determination is made, to the extent deemed necessary or advisable by the Committee to cure or mitigate the consequences, or possible consequences of, such change in law or interpretation thereof.

          10.  Tax Withholding.  To the extent required by law, the Company
               ---------------
shall withhold from benefit payments hereunder, or with respect to any Deferred Compensation hereunder, any Federal, state, or local income or payroll taxes required to be withheld and shall furnish the recipient and the applicable government agency or agencies with such reports, statements, or information as may be legally required.

                                  ARTICLE VI
                                  ----------

                        EXTENT OF PARTICIPANTS' RIGHTS
                        ------------------------------

          1.   Unfunded Status of Plan.  This DBDMICP constitutes a mere
               -----------------------
contractual promise by the Company to make payments in the future, and each Participant's rights shall be those of a general, unsecured creditor of the Company. No Participant shall have any beneficial interest in any specific assets that the Company may hold or set aside in connection with this DBDMICP. Notwithstanding the foregoing, to assist the Company in meeting its obligations under this DBDMICP, the Company may set aside assets in a trust described in Revenue Procedure 92-64, 1992-2 C.B. 422, and the Company may direct that its obligations under this DBDMICP be satisfied by payments out of such trust. The assets of any such trust will remain subject to the claims of the general creditors of the Company. It is the Company's intention that the Plan be unfunded for Federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

          2.   Nonalienability of Benefits.  A Participant's rights under this
               ---------------------------
DBDMICP shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this DBDMICP, or any interest therein shall not be permitted or recognized, other than the designation of, or passage of payment rights to, a Beneficiary.

                                  ARTICLE VII
                                  -----------

                           AMENDMENT OR TERMINATION
                           ------------------------

          1.   Amendment.  The Board may amend, modify, suspend or discontinue
               ---------
this DBDMICP at any time subject to any shareholder approval that may be required under applicable law, provided, however, that no such amendment shall have the effect of reducing a Participant's Account Balance or postponing the time when a Participant is entitled to receive a distribution of his Account Balance. Further, no amendment may alter the formula for crediting interest to Participants' Accounts with respect to amounts for which deferral elections have previously been made, unless the amended formula is not less favorable to Participants than that previously in effect, or unless each affected Participant consents to such change.

          2.   Termination.  The Board reserves the right to terminate this
               -----------
DBDMICP at any time and to pay all Participants their Account Balances in a lump sum immediately following such termination or at such time thereafter as the Board may determine; provided, however, that if a distribution in accordance with the provisions of this Section 2 would otherwise result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, the date of distribution with respect to any Section 16 Person shall be delayed until the earliest date upon which the distribution either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

          3.   Transfer of Liability.  The Board reserves the right to transfer
               ---------------------
to another entity all of the obligations of Company with respect to a Participant under this DBDMICP if such entity agrees pursuant to a binding written agreement to assume all of the obligations of the Company under this DBDMICP with respect to such Participant.

                                 ARTICLE VIII
                                 ------------

                                ADMINISTRATION
                                --------------

          1.   The Committee.  This DBDMICP shall be administered by the
               -------------
Compensation Committee of the Board or such other committee of the Board as may be designated by the Board and constituted so as to permit this DBDMICP to comply with the disinterested administration requirements of Rule 16b-3 of the Exchange Act. The members of the Committee shall be designated by the Board. A majority of the members of the Committee (but not fewer than two) shall constitute a quorum. The vote of a majority of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee. The Committee shall have full authority to interpret the DBDMICP, and interpretations of the DBDMICP by the Committee shall be final and binding on all parties.

          2.   Delegation and Reliance.  The Committee may delegate to the
               -----------------------
officers or employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this DBDMICP in accordance with its terms and purpose, except that the Committee may not delegate any authority the delegation of which would cause this DBDMICP to fail to satisfy the applicable requirements of Rule 16b-3. In making any determination or in taking or not taking any action under this DBDMICP, the Committee may obtain and rely upon the advice of experts, including professional advisors to the Company. No member of the Committee or officer of the Company who is a Participant hereunder may participate in any decision specifically relating to his or her individual rights or benefits under the DBDMICP.

          3.   Exculpation and Indemnity.  Neither the Company nor any member of
               -------------------------
the Board or of the Committee, nor any other person participating in any determination of any question under this DBDMICP, or in the interpretation, administration or application thereof, shall have any liability to any party for any action taken or not taken in good faith under this DBDMICP or for the failure of the DBDMICP or any Participant's rights under the DBDMICP to achieve intended tax consequences, to qualify for exemption or relief under Section 16 of the Exchange Act and the rules thereunder, or to comply with any other law, compliance with which is not required on the part of the Company.

          4.   Facility of Payment.  If a minor, person declared incompetent, or
               -------------------
person incapable of handling the disposition of his or her property is entitled to receive a benefit, make an application, or make an election hereunder, the Committee may direct that such benefits be paid to, or such application or election be made by, the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. Any payment made, application allowed, or election implemented in accordance with this Section shall completely discharge the Company and the Committee from all liability with respect thereto.

          5.   Proof of Claims.  The Committee may require proof of the death,
               ---------------
disability, incompetency, minority, or incapacity of any Participant or Beneficiary and of the right of a person to receive any benefit or make any application or election.

          6.   Claim Procedures.  The procedures when a claim under this DBDMICP
               ----------------
is denied by the Committee are as follows:

               (A)  The Committee shall:

                    (i) notify the claimant within a reasonable time of such denial, setting forth the specific reasons therefor; and

                    (ii) afford the claimant a reasonable opportunity for a review of the decision.

               (B) The notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:

                    (i) identification of pertinent provisions of this DBDMICP;

                    (ii) such additional information as may be relevant to the denial of the claim; and

                    (iii) an explanation of the claims review procedure and
                          advice that the claimant may request an opportunity to submit a statement of issues and comments.

               (C) Within sixty days following advice of denial of a claim, upon request made by the claimant, the Committee shall take appropriate steps to review its decision in light of any further information or comments submitted by the claimant. The Committee may hold a hearing at which the claimant may present the basis of any claim for review.

               (D) The Committee shall render a decision within a reasonable time (not to exceed 120 days) after the claimant's request for review and shall advise the claimant in writing of its decision, specifying the reasons and identifying the appropriate provisions of the DBDMICP.

                                  ARTICLE IX
                                  ----------

                     GENERAL AND MISCELLANEOUS PROVISIONS
                     ------------------------------------

          1. Neither this DBDMICP nor a Participant's Deferral Agreement, either singly or collectively, shall in any way obligate the Company to continue the employment of a Participant with the Company, nor does either this DBDMICP or a Deferral Agreement limit the right of the Company at any time and for any reason to terminate the Participant's employment. In no event shall this DBDMICP or a Deferral Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between the Company and a Participant. In no event shall this DBDMICP or a Deferral Agreement, either singly or collectively, by their terms or implications in any way obligate the Company to award compensation to any Eligible Employee, whether or not the Eligible Employee is a Participant in the DBDMICP, nor in any other way limit the right of the Company to change an Eligible Employee's compensation or other benefits.

          2. Compensation deferred under this DBDMICP shall not be treated as compensation for purposes of calculating the amount of a Participant's benefits or contributions under any pension, retirement, or other plan maintained by the Company, except as provided in such other plan.

          3. Any written notice to the Company referred to herein shall be made by mailing or delivering such notice to the Company at 6801 Rockledge Drive, Bethesda, Maryland 20817, to the attention of the Vice President, Human Resources. Any written notice to a Participant shall be made by delivery to the Participant in person, through electronic transmission, or by mailing such notice to the Participant at his or her place of residence or business address.

          4. In the event it should become impossible for the Company or the Committee to perform any act required by this Plan, the Company or the Committee may perform such other act as it in good faith determines will most nearly carry out the intent and the purpose of this DBDMICP.

          5. By electing to become a Participant hereunder, each Eligible Employee shall be deemed conclusively to have accepted and consented to all of the terms of this DBDMICP and all actions or decisions made by the Company, the Board, or Committee with regard to the DBDMICP.

          6. The provisions of this DBDMICP and the Deferral Agreements hereunder shall be binding upon and inure to the benefit of the Company, its successors, and its assigns, and to the Participants and their heirs, executors, administrators, and legal representatives.

          7. A copy of this DBDMICP shall be available for inspection by Participants or other persons entitled to benefits under the DBDMICP at reasonable times at the offices of the Company.

          8. The validity of this DBDMICP or any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of Maryland, except as to matters of Federal law. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

          9. This DBDMICP and its operation, including but not limited to, the mechanics of deferral elections, the issuance of securities, if any, or the payment of cash hereunder is subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal insider trading, registration, reporting and other securities laws) and such other approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

          10. It is the intent of the Company that this DBDMICP satisfy and be interpreted in a manner, that, in the case of Participants who are or may be
Section 16 Persons, satisfies any applicable requirements of Rule 16b-3 of the Exchange Act or other exemptive rules under Section 16 of the Exchange Act and will not subject Section 16 Persons to short-swing profit liability thereunder. If any provision of this DBDMICP would otherwise frustrate or conflict with the intent expressed in this Section 10, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed disregarded. Similarly, any action or election by a Section 16 Person with respect to the DBDMICP to the extent possible shall be interpreted and deemed amended so as to avoid liability under Section 16 or, if this is not possible, to the extent necessary to avoid liability under Section 16, shall be deemed ineffective. Notwithstanding anything to the contrary in this DBDMICP, the provisions of this DBDMICP may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of this DBDMICP are applicable solely to Section 16 Persons. Notwithstanding any other provision of this DBDMICP to the contrary, if a distribution which would otherwise occur is prohibited or proposed to be delayed because of the provisions of Section 16 of the Exchange Act or the provisions of the DBDMICP designed to ensure compliance with Section 16, the Section 16 Person involved may affirmatively elect in writing to have the distribution occur in any event; provided that the Section 16 Person shall concurrently enter into arrangements satisfactory to the Committee in its sole discretion for the satisfaction of any and all liabilities, costs and expenses arising from this election.

          11. At no time shall the aggregate Account Balances of all Participants to the extent allocated to the Company Stock Investment Option exceed an amount equal to the then fair market value of 5,000,000 shares of the Company's Common Stock, nor shall the cumulative amount of compensation deferred under this DBDMICP by all Eligible Employees exceed $250,000,000.

                                   ARTICLE X
                                   ---------

                                EFFECTIVE DATE
                                ---------------

          This DBDMICP was adopted pursuant to a resolution of the Board on December 2, 1999 and became effective on such date.